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Exhibit 10.12

May 6, 2003

Ms. Sylvia Metayer
106 Appleton Street
Cambridge, MA 02138-3340

Dear Sylvia,

It gives me great pleasure to extend this letter of agreement, confirming an offer for you to join Houghton Mifflin Company (the "Company") as Executive Vice President, Chief Operating Officer reporting directly to me.

1.    General Terms.

        You will begin working under these terms, effective October 1, 2002. Your employment with the Company is "at will".

        You will be employed as Executive Vice President, Chief Operating Officer and will have the duties, responsibilities and authority as are customary and appropriate for such a position. You will report directly to the Chief Executive Officer ("CEO") of the Company.

        Your principal place of employment will be at the Company's headquarters in Boston, Massachusetts. However, your duties and responsibilities will require you to travel on business.

2.    Compensation.

        The Company will pay you a Base Salary payable in accordance with the Company's applicable payroll practices, at an initial annual rate of $365,000. Your Base Salary will be reviewed annually and may be increased at the discretion of the CEO.

        You will be eligible to participate in the Houghton Mifflin Executive Management Incentive Compensation Plan Target Bonus Plan as in effect from time to time, with a target annual bonus in an amount equal to 50% of your Base Salary. The actual amount of the bonus payable to you will be determined by the Company in its sole discretion in accordance with the provisions of the Bonus Plan and will be paid at such time and in such manner as provided in the Bonus Plan. We will calculate your 2002 bonus based on a $65,000 target for 3/4 of the year and $182,500 target for the remaining 1/4 of the year.

3.    Benefit Programs.

        As an employee of the Company you are eligible to participate in Houghton Mifflin Executive Benefit Plan. For the purpose of participation in the Houghton Mifflin Benefit Plans, you will be credited with service years accumulated while you were employed with Vivendi Universal Publishing, to the extent permitted under the terms of the Plans. You are also eligible to receive 4 weeks of vacation annually.

4.    Visa Sponsorship.

        The company will take the steps necessary to secure and maintain appropriate work authorization that will allow you to be employed legally in the United States. Failure to maintain appropriate work status in the United States will result in termination. Should the company fail to take such steps during your employment, thereby causing you to lose your work status, resulting in termination, such termination will be considered a termination by the Company without cause.

5.    Repatriation.

        Upon any termination other than termination of your employment by the Company for "cause", [see Exhibit 1 for definition of "cause"] between October 1, 2002 and January 31, 2005, you will be eligible to receive the benefit of relocation expenses, set out in the Company's Relocation Policy, to return to France. This would include moving expenses and travel. Prior approval will be required for any extraordinary items not generally available under the terms of the Company's Relocation Policy.

6.    Severance

        Either you or the Company may terminate your employment at any time. However, if the Company terminates your employment under circumstances entitling you to severance under the Company's Severance Policy, you will receive the greater of your entitlement under the policy or one year of base salary.

7.    Covenants.

        As part of the employment relationship, there are certain promises an employee at Houghton Mifflin must make. These include:

        Promise Not to Disclose.    You will hold in a fiduciary capacity, for the benefit of the Company and its affiliates, all confidential or proprietary information, knowledge and data of the Company and its affiliates which you may acquire, learn, obtain or develop during your employment by the Company. Further, you will not, during the Term or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another any such information, knowledge or data other than as required by, or on behalf of, the Company. You make the same commitments with respect to the secret, confidential or proprietary information, knowledge and data of affiliates, customers, contractors and others with whom the Company has a business relationship or to whom the Company or its affiliates owe a duty of confidentiality, other than as required by the Company.

        Promise to Return Property.    All records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the Company's business (or the business of its affiliates) in whatever form (including electronic) which you (or any person to whom you have directly or indirectly transferred such possession) possess will be returned to the Company upon the termination of your employment, whether such termination is at your or the Company's request.

        Promise Not to Solicit.    You will not at any time during the term of your employment with the Company or prior to the first anniversary of the date of termination of your employment with the Company, induce or attempt to induce any employees, consultants, contractors or representatives of the Company (or those of any of its affiliates) to stop working for, contracting with or representing the Company or any of its affiliates or to induce or attempt to induce any of them having an exclusive contractual arrangement with the Company or its affiliates to work for, contract with or represent any of the Company's competitors.

        Company Ownership.    The results and proceeds of your services hereunder, will be works-made-for-hire and the Company will be deemed the sole owner throughout the universe of any and all rights therein.

8.    Mediation/Arbitration.

        In order to avoid protracted litigation in the event of a dispute between you and the Company, we both agree that all disputes or claims relating to repatriation, visa sponsorship and severance shall be finally settled by arbitration in Boston, Massachusetts before a neutral arbitrator pursuant to the rules of the American Arbitration Association. Any award rendered by the arbitrator shall be conclusive, final and binding upon the parties with no right of appeal. However, no arbitrator shall have the power to award punitive or multiple damages. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of the award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

9.    Indemnification.

        The Company will indemnify you to the fullest extent permitted by applicable law against damages in connection with your status or performance of duties as an officer or employee of the Company or its affiliates.

        I look forward to your continued success at Houghton Mifflin.

HOUGHTON MIFFLIN COMPANY
Hans Gieskes Chief Executive Officer
Accepted and Agreed to by:
Sylvia Metayer
Date

EXHIBIT 1—Definition of Cause

        For purposes of your employment, "Cause" means: (i) your continued material failure, following written notice from the Company, substantially to perform your duties (other than as a result of incapacity due to physical or mental illness), (ii) your gross negligence or willful misconduct in the course of your employment with the Company, (iii) your conviction of, or plea of nolo contendere to, a felony (or the equivalent thereof in a jurisdiction other than the United States) other than a moving vehicle violation, (iv) your material breach of any material provision of this Agreement, (v) your material breach of a material employment policy of the Company, (vi) your misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its subsidiaries and affiliates or (vii) your use of alcohol or illegal drugs that either interferes with the performance of your duties hereunder or compromises the integrity and reputation of the Company, its subsidiaries or affiliates, their employees or their products; provided, that following written notice from the Company under clauses (i), (ii), (iv) and (v) above, you have ten (10) days during which to cure such failure Provided further that you will be permitted only one such cure period.

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  Exhibit 10.12
EXHIBIT 1—Definition of Cause